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Exhibit 99.1

FOR IMMEDIATE RELEASE

B&G Foods, Inc. Announces Latest Results of Cash Tender Offer and
Consent Solicitation for its 9 5/8% Senior Subordinated Notes Due 2007

        PARSIPPANY, N.J., OCTOBER 4, 2004—B&G Foods, Inc., a manufacturer and distributor of high-quality, shelf-stable branded food products, announced today the latest results of the previously announced cash tender offer and consent solicitation for any and all of its $575,000 principal amount outstanding 9 5/8% senior subordinated notes due 2007, Series B (CUSIP No. 055088 AC 2) and any and all of its $219,425,000 principal amount outstanding 9 5/8% senior subordinated notes due 2007, Series D (CUSIP No. 055088 AE 8) (collectively, the "Notes"). As of 5:00 p.m., New York City time, on October 1, 2004, which was the deadline for holders to submit tenders in order to receive the consent payment in connection with the tender offer, tenders had been received for approximately $194.2 million aggregate principal amount of the Notes, representing approximately 88.3% of the Notes.

        Accordingly, the requisite consents to adopt the proposed amendments to the indentures relating to the Notes have also been received. Adoption of the proposed amendments requires the consent of holders of at least a majority of the aggregate principal amount of outstanding Notes. The proposed amendments to the indentures will eliminate certain restrictive covenants contained in the indentures governing the Notes, affording the Company additional financial and operational flexibility.

        The supplemental indentures effecting the proposed amendments, as described in the Offer to Purchase and Consent Solicitation Statement dated September 16, 2004, will be executed by the Company, the guarantors and the trustee promptly following the consummation of certain related financing conditions and the satisfaction of certain general conditions. However, the amendments will not become operative unless and until validly tendered Notes of holders of at least a majority of the aggregate principal amount outstanding are purchased pursuant to the tender offer.

        The tender offer is scheduled to expire at midnight, New York City time, on October 14, 2004, unless extended or earlier terminated. The Company currently intends to call for redemption, upon satisfaction of the financing conditions, in accordance with the terms of the indentures, all Notes that remain outstanding after the expiration of the tender offer, at the redemption price of 101.604% of the principal amount thereof, plus interest accrued and unpaid up to, but not including, the redemption date. This statement of intent shall not constitute a notice of redemption under the indentures. Such notice, if made, will only be made in accordance with the applicable provisions of the indentures.

        The tender offer is conditioned upon, among other things, the consummation of certain related financing transactions, including the closing of the contemplated initial public offering of Enhanced Income Securities by the Company's parent, B&G Foods Holdings Corp., following the merger of the Company with and into its parent.

        Lehman Brothers Inc. is acting as Dealer Manager for the tender offer. The Information Agent is D.F. King & Co., Inc., and the Depositary is The Bank of New York. Persons with questions regarding the tender offer should contact Lehman Brothers Inc. (Attention: Liability Management Group) at 800-438-3242 or 212-528-7581. Copies of the tender offer materials may be obtained from the Information Agent at 800-859-8511 or 212-269-5550.

        This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer relating to the Notes is made only by the Offer to Purchase and Consent Solicitation Statement, dated September 16, 2004.

About B&G Foods, Inc.

        B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable food products across the U.S., Canada and Puerto Rico. The Company's products include Mexican-style sauces, pickles and peppers, hot sauces, wine vinegar, maple syrup, molasses, fruit spreads, pasta sauces, beans, spices, salad dressings, marinades, taco kits, salsas and taco shells. B&G Foods competes in the retail grocery, food service, specialty store, private label, club and mass merchandiser channels of distribution. Based in Parsippany, N.J., the Company's products are marketed under many recognized brands, including Ac'cent, B&G, B&M, Brer Rabbit, Emeril's, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, San Del, Ac'cent Sa-Son, Trappey's, Underwood, Up Country Organics, Vermont Maid and Wright's.

        Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:	Robert Cantwell B&G Foods, Inc. 973-401-6500

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  Exhibit 99.1